Exhibit 11


                   THE STANLEY WORKS AND SUBSIDIARIES
                   COMPUTATION OF EARNINGS PER SHARE
                 (In thousands, except per share amounts)

                                     THIRD QUARTER ENDED    NINE MONTHS ENDED
                                       SEPT 30    OCT 1      SEPT 30   OCT 1
                                         1995      1994        1995     1994
 Earnings (Loss) per common share:
    Weighted average shares outstanding 44,290    44,838      44,359   44,810
                                        ======    ======      ======   ======
    Net earnings (loss)                ($1,713)  $32,153     $58,473  $91,483
                                       =======   =======     =======  =======
    Per share amounts                   ($0.04)    $0.72       $1.32    $2.04
                                        ======     =====       =====    =====
 PRIMARY:
    Weighted average shares outstanding 44,290 44,838 44,359 44,810 Dilutive common stock equivalents -
      based on the treasury stock method
      using average market price           526       557         494      580
                                        ------    ------      ------   ------
                                        44,816    45,395      44,853   45,390
                                        ======    ======      ======   ======
    Per share amounts                   ($0.04)    $0.71       $1.30    $2.02
                                        ======    ======      ======   ======
 FULLY DILUTED:
    Weighted average shares outstanding 44,290 44,838 44,359 44,810 Dilutive common stock equivalents -
      based on the treasury stock method
      using the quarter end market price
      if higher than average market price  588       557         515      585
                                        ------    ------      ------   ------
                                        44,878    45,395      44,874   45,395
                                        ======    ======      ======   ======
    Per share amounts                   ($0.04)    $0.71       $1.30    $2.02
                                        ======    ======      ======   ======


 Note: This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.